As filed with the Securities and Exchange Commission on November 22, 2021

Registration Statement File No. 333-258750
Registration Statement File No. 333-219696
Registration Statement File No. 333-212928
Registration Statement File No. 333-167630
Registration Statement File No. 333-151565
Registration Statement File No. 333-134905

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258750
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219696
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212928
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167630
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151565
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-134905

UNDER THE SECURITIES ACT OF 1933

DIVERSICARE HEALTHCARE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1559667
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1621 Galleria Boulevard
Brentwood, Tennessee
(Address of Principal Executive Office)                    37027
                        (Zip Code)

Diversicare Healthcare Services, Inc. 2010 Long-Term Incentive Plan
(formerly known as the Advocat Inc. 2010 Long-Term Incentive Plan)

Diversicare Healthcare Services, Inc. 2008 Employee Stock Purchase Plan for Key Personnel
(formerly known as the Advocat Inc. 2008 Stock Purchase Plan for Key Personnel)

Advocat Inc. 2005 Long-Term Incentive Plan

(Full title of the plan)

James R. McKnight, Jr.
President and Chief Executive Officer
Diversicare Healthcare Services, Inc.
Brentwood, Tennessee 37027
Phone: (615) 771-7575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☑ Smaller reporting company ☑

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Diversicare Healthcare Services, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under the following Registration Statements as of the date hereof:

•Registration Statements on Form S-8 (Nos. 333-258750, 333-219696 and 333-167630), pertaining to the registration of an aggregate 980,000 shares of Common Stock issuable under the Diversicare Healthcare Services, Inc. 2010 Long-Term Incentive Plan (formerly known as the Advocate Inc. 2010 Long-Term Incentive Plan), which were filed with the SEC on August 12, 2021, August 4, 2017, and June 18, 2010, respectively;

•Registration Statements on Form S-8 (Nos. 333-212928 and 333-151565), pertaining to the registration of an aggregate 350,000 shares of Common Stock issuable under the Diversicare Healthcare Services, Inc. Employee 2008 Stock Purchase Plan for Key Personnel (formerly known as the Advocat Inc. 2008 Stock Purchase Plan for Key Personnel), which were filed with the SEC on August 5, 2016 and June 10, 2008, respectively; and

•Registration Statement on Form S-8 (No. 333-134905), pertaining to the registration of 700,000 shares of Common Stock issuable under the Advocat Inc. Long-Term Incentive Plan, which was filed with the SEC on June 9, 2006.

On November 19, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of August 26, 2021, by and among the Registrant, DAC Acquisition LLC, a Delaware limited liability company (“Parent”), and DVCR Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all (i) shares of Common Stock and (ii) deferred compensation obligations registered but unsold or otherwise unissued under each of the above Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of certain of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on November 22, 2021.

DIVERSICARE HEALTHCARE SERVICES, INC.

By: /s/ Kerry D. Massey
Name: Kerry D. Massey
Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.